AMENDMENT 4
TO NON-EXCLUSIVE PLACEMENT AGENT AGREEMENT

THIS FOURTH AMENDMENT (the “Amendment”) to that certain Non-Exclusive Placement Agent Agreement dated August 11, 2010, as amended September 22, 2010, October 4, 2010, and November 1, 2010 (the “Agreement”), by and between PALLADIUM CAPITAL ADVISORS, LLC, a Delaware limited liability company (“Palladium”), and NEW GENERATION BIOFUELS HOLDINGS, INC., a Florida corporation (the “Company,” and together with Palladium, the “Parties”), is effective as of this ____ day of January [•], 2011 (the “Effective Date”).  Unless otherwise defined herein, all capitalized terms shall be given their respective meanings as set forth in the Agreement.

WHEREAS, the Company intends to complete an original, nonpublic issuance of (i) up to $1,000,000 principal amount of Secured Promissory Notes of the Company (the “Notes”), convertible into shares of the Company’s Common Stock, and (ii) Class A Common Stock Purchase Warrants and (iii) Class B Common Stock Purchase Warrants (collectively, the “Warrants”) to purchase shares of the Company’s Common Stock (the “Warrant Shares”) (collectively, the “Offering”);

WHEREAS, the Company desires to appoint Palladium to act as the Company’s non-exclusive placement agent for the Offering and Palladium accepts the appointment to act as the Company’s non-exclusive placement agent for the Offering ; and

WHEREAS, the Parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.     Effective as of the Effective Date, Paragraph 4(a) of the Agreement shall be amended and restated in its entirety with the following:

“Paragraph 4.    (a)      The Company agrees to pay Palladium, upon the culmination of each Transaction with Investors (each, a “Closing”), three percent (3%) in cash and four percent (4%) in cashless warrants exercisable for shares of the Company’s Common Stock, of the proceeds received by the Company from such Investors introduced by Palladium.”

Section 2.      All other provisions of the Agreement remain unchanged and are incorporated herein by reference.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first set forth above.

PALLADIUM CAPITAL ADVISORS, LLC

By:
Joel Padowitz, Chief Executive Officer

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:
Mr. Dane Saglio, Chief Financial Officer

[Signature page to Amendment 4 to Non-Exclusive Placement Agent Agreement]